Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: July 28, 2009
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES
IMPROVED FIRST QUARTER RESULTS
Madison, Wis.— Anchor BanCorp Wisconsin Inc. (ABCW) today announced a net loss of $11.8 million, or $0.56 per share, for the three months ended June 30, 2009. This compares to a net loss of $43.3 million for the previous quarter.
Key First Quarter Results
•	Provisions for loan losses during the quarter declined to $19.4 million from $56.4 million in the previous quarter; provisions for loan losses exceeded the net charge- off by $4.2 million.

•	Net loan-charge offs declined by more than 63 percent to $15.2 million from $41.8 million in the previous quarter.

•	FDIC special assessment expense of $2.5 million was recorded during the quarter.

•	Residential mortgage origination and refinancing activity were strong during the quarter, which resulted in a gain on sale of loans of $11.4 million versus $7.9 million for the previous quarter.

•	Non-interest income increased to $19.6 million for the quarter versus $16.0 million for the previous quarter.

•	Total risk-based capital ratio at the bank level was 10.4 percent as of June 30, 2009, an improvement from 10.2 percent as of March 31, 2009.
Loan Charge Offs and Provisions Improve
Provisions for loan losses during the quarter declined to $19.4 million, from $56.4 million in the previous quarter; provisions for loan losses exceeded the net charge-off by $4.2 million. “While we expect to see charge-offs and provisions continue to exceed historical levels for the foreseeable future, we do believe the situation is improving,” said Chris Bauer, President and CEO of Anchor BanCorp Wisconsin, Inc.
Net loan charge-offs also declined by more than 63 percent to $15.2 million from $41.8 million in the previous quarter due to a substantial slowdown in the growth of troubled loans. “The improvement in our need to recognize loan charge-offs and increase our provision for future possible loan losses is, we believe, indicative of the slowdown in the rate of decline of the economy,” added Bauer.
“I have to credit the efforts of our troubled loan workout team,” said Bauer. “We have expanded the resources of this group, and they are currently working with our most significant troubled borrowers to find solutions to each of their specific situations. This effort is receiving the highest priority and senior management attention.”

FDIC Special Assessment
Net income was negatively impacted by an additional expense of $2.5 million accrued to the FDIC as part of a special assessment levied on all FDIC-insured financial institutions to help replenish the insurance fund.
Mortgage Loan Originations Strong
Benefitting from lower interest rates, AnchorBank’s residential mortgage origination and refinancing activity was strong during the quarter, which resulted in a gain on sale of loans of $11.4 million, compared with $2.2 million for the same quarter last year and $7.9 million for the quarter ending March 31, 2009. AnchorBank sells the underlying loan on most of the mortgages it originates, but it generally retains the servicing of the mortgage, providing customers with continued local service.
“Single family mortgages have always been at the heart of AnchorBank’s franchise, and the strength of that connection with the community can be seen in the volume of mortgage originations this last quarter,” said Bauer. “A substantial portion of these loans represent new customers to the Bank and more than half came through online applications.”
Non-Interest Income Increases
Non-interest income increased to $19.6 million for the quarter, up from $16.0 million in the previous quarter and from $11.8 million during the same quarter a year ago, primarily benefitting from gains on the sale of mortgage originations and refinances, in addition to the sale of portions of AnchorBank’s student loan portfolio.
Total Risk-Based Capital Ratio Improves
At June 30, 2009, the bank subsidiary’s risk adjusted capital ratio improved to 10.4 percent as compared with 10.2 percent at March 31, 2009, as loan loss provisions decreased and liquidity significantly increased. Tier 1 capital at June 30, 2009, was 6.05 percent compared with 6.17 percent at March 31, 2009.
“Our improvement in risk-adjusted capital is the result of reducing loans receivable by approximately $250 million, consistent with our strategy to contract our balance sheet,” said Bauer. “During the second quarter, our strong liquidity position will allow us to significantly reduce liabilities and improve our Tier 1 capital ratio. These actions will help us achieve our target of an 11 percent risk-based and 7 percent Tier 1 capital ratios by September 30, 2009.”

About AnchorBanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has more than 70 offices. All are located in Wisconsin.
For More Information
For more information, contact Dale Ringgenberg, CFO, or Chris Bauer, CEO, at (608) 252-1810.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.

ANCHOR BANCORP WISCONSIN INC.
FINANCIAL HIGHLIGHTS
(Dollars in thousands — except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008
Operations Data:
Net interest income	$25,689	$33,421
Provision for loan losses	19,400	9,400
Net gain on sale of loans	11,403	2,243
Other non-interest income	8,157	9,566
Non-interest expense	37,687	26,791
Minority interest in loss of real estate partnership operations	(85)	(39)
Income (loss) before income taxes	(11,753)	9,078
Income taxes (benefit)	—	3,566
Net income (loss)	(11,753)	5,512

Selected Financial Ratios (1):
Yield on earning assets	4.83%	6.05%
Cost of funds	2.77	3.22
Interest rate spread	2.06	2.83
Net interest margin	2.05	2.87
Return on average assets	(0.89)	0.44
Return on average equity	(22.13)	6.37
Average equity to average assets	4.01	6.93
Non-interest expense to average assets	2.84	2.15

Per Share:
Basic earnings per share	$(0.56)	$0.26
Diluted earnings per share	(0.56)	0.26
Dividends per common share	0.00	0.18
Book value per common share	9.39	16.00

	June 30,		Percent
	2009	2008	Change
Financial Condition:
Total assets	$5,292,669	$4,949,335	6.9%
Loans receivable, net
Held for sale	115,340	6,619	1642.6
Held for investment	3,692,708	4,129,075	(10.6)
Investment securities available for sale, at fair value	51,294	97,707	(47.5)
Mortgage-related securities available for sale, at fair value	493,313	270,042	82.7
Mortgage-related securities held to maturity, at amortized cost	47	57	(17.5)
Deposits and accrued interest	3,987,906	3,406,975	17.1
Other borrowed funds	1,041,049	1,147,329	(9.3)
Stockholders’ equity	202,573	343,599	(41.0)
Allowance for loan losses	141,378	40,265	251.1
Non-performing assets	215,664	144,137	49.6
Net charge-offs	(15,187)	(7,420)	104.7

(1) Annualized when appropriate.

ANCHOR BANCORP WISCONSIN INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)
	June 30,	March 31,
	2009	2009
	(In Thousands)
Assets
Cash and cash equivalents	$644,302	$433,826
Investment securities available for sale, at fair value	51,294	77,684
Mortgage-related securities available for sale, at fair value	493,313	407,301
Mortgage-related securities held to maturity, at amortized cost	47	50
Loans receivable, net
Held for sale	115,340	161,964
Held for investment	3,692,708	3,896,439
Foreclosed properties and repossessed assets, net	53,014	52,563
Real estate held for development and sale	16,205	16,120
Office properties and equipment	48,008	48,123
Deferred tax asset, net of valuation allowance	16,250	16,202
Other assets	162,188	162,783

Total assets	$5,292,669	$5,273,055

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$289,322	$274,392
Interest bearing deposits and accrued interest	3,698,584	3,649,435

Total deposits and accrued interest	3,987,906	3,923,827
Other borrowed funds	1,041,049	1,078,392
Other liabilities	60,815	56,704

Total liabilities	5,089,770	5,058,923

Minority interest in real estate partnerships	326	411

Preferred stock, $.10 par value, 5,000,000 shares authorized, 110,000 outstanding	76,047	74,185
Common stock, $.10 par value, 100,000,000 shares authorized, 25,363,339 shares issued	2,536	2,536
Additional paid-in capital	109,327	109,327
Retained earnings, substantially restricted	119,004	134,234
Accumulated other comprehensive loss	(4,351)	(6,337)
Treasury stock (3,784,626 and 3,793,554 shares, respectively), at cost	(94,496)	(94,744)
Deferred compensation obligation	(5,494)	(5,480)

Total stockholders’ equity	202,573	213,721

Total liabilities, minority interest and stockholders’ equity	$5,292,669	$5,273,055

ANCHOR BANCORP WISCONSIN INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008
	(In Thousands – except per share amounts)

Interest income:
Loans	$54,273	$65,711
Mortgage-related securities	5,576	3,669
Investment securities and Federal Home Loan Bank stock	471	800
Interest-bearing deposits	269	328

Total interest income	60,589	70,508
Interest expense:
Deposits	24,133	26,842
Other borrowed funds	10,767	10,245

Total interest expense	34,900	37,087

Net interest income	25,689	33,421
Provision for loan losses	19,400	9,400

Net interest income after provision for loan losses	6,289	24,021
Non-interest income:
Loan servicing income (loss)	(182)	1,201
Credit enhancement income	377	417
Service charges on deposits	3,829	3,859
Investment and insurance commissions	804	1,181
Net gain on sale of loans	11,403	2,243
Net gain on sale or impairment of investments and mortgage-related securities	1,292	—
Other revenue from real estate partnership operations	911	1,473
Other	1,126	1,435

Total non-interest income	19,560	11,809
Non-interest expense:
Compensation	14,290	13,307
Occupancy	2,413	2,417
Federal insurance premiums	3,430	98
Furniture and equipment	2,050	2,126
Data processing	1,932	1,812
Marketing	373	587
Other expenses from real estate partnership operations	1,451	2,191
Net expense-REO operations	1,066	189
Mortgage servicing rights impairment	(1,344)	—
Other	12,026	4,064

Total non-interest expense	37,687	26,791

Minority interest in loss of consolidated real estate partnerships	(85)	(39)

Income (loss) before income taxes	(11,753)	9,078
Income taxes (benefit)	—	3,566

Net income (loss)	$(11,753)	$5,512

Earnings per share:
Basic	$(0.56)	$0.26
Diluted	(0.56)	0.26